--------------------------------------------------------------------------------
CBRL GROUP, INC.
--------------------------------------------------------------------------------


[CBRL GROUP, INC. Logo]




                                                Contact:  Lawrence E. White
                                                          Senior Vice President/
                                                          Finance and Chief
                                                          Financial Officer
                                                          (615) 443-9869


                     CBRL GROUP, INC. REPORTS NOVEMBER SALES

LEBANON,  Tenn. (November 30, 2004) -- CBRL Group, Inc. (the "Company") (NASDAQ:
CBRL) today reported comparable store sales for the four-week period ending November 26, 2004.

     The Company reported that comparable store restaurant sales for the four weeks ending Friday, November 26, 2004, in its Cracker Barrel Old Country Store(R) ("Cracker Barrel") units were up 3.8% from the comparable period last year, with an approximately 4.3% higher average check, including approximately 3.3% higher menu pricing. Cracker Barrel comparable store retail sales in fiscal November were down 3.0% (compared to a 10.0% increase in fiscal November of the prior year). Comparable restaurant sales in the Company's Logan's Roadhouse(R) restaurants in fiscal November were up 3.1%, including an approximately 3.6% higher average check, including approximately 3.2% higher menu pricing.

     The Company noted that sales for fiscal November were unfavorably affected by the timing of Halloween, which fell in fiscal October last year but occurred in fiscal November this year. The Company estimated that comparable store restaurant sales for the month were reduced by approximately 0.5% at Cracker Barrel and approximately 1.5% at Logan's as a result of this change in holiday timing. In addition, the Company estimated that comparable store retail sales increased approximately 3.9% because of special discounts offered Cracker Barrel employees for two days during November that were offered only in December last year.

     As indicated when it established its reporting calendar for fiscal 2005 on September 9, 2004, the Company will report sales for fiscal December on Tuesday, December 28, 2004, at which time it will also provide updates on earnings guidance.

     Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 512 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 115 company-operated and 21 franchised Logan's Roadhouse restaurants in 18 states.

                                     - END -